Exhibit 99.5

Hydromer, Inc. Announces its Revenues and Earnings for the quarter and nine month period ended March 31, 2004

    BRANCHBURG, N.J.--(BUSINESS WIRE)--May 13, 2004--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSX) reports that the Company's revenues for the three months ended March 31, 2004 were $2,387,951 as compared to $1,682,184 for the same period a year ago, or an increase of 42.0%. Net Income was $208,248 ($0.05 per share) for the current quarter as compared to $37,151 ($0.01 per share) the respective period a year before, a 460.5% increase. For the nine months ended March 31, 2004, the Company is reporting Net Income of $297,774 ($0.06 per share) on revenues of $6,009,502. This compares with Net Income of $96,578 ($0.02 per share) on revenues of $4,613,323 the comparative period a year ago, or a respective 208.3% and 30.3% increase.
    For the quarter year ended March 31, 2004, products and services sales were $1,764,614, up 51.6% from $1,164,076 the prior year. Royalties, options and licensing revenues were up 20.3% to $623,337 from $518,108 the year before. The Company's gross profit for the three months ended March 31, 2004 of $1,561,169 was up 40.3% from the $1,113,038 the three months ended March 31, 2003. Operating expenses was $1,189,047 this quarter as compared with $997,006 the same period a year before (up by 19.3%). Operating income for the most recent quarter was $372,122 as compared with $116,032 the same quarter a year ago, an increase of 220.7%.
    "We are having a tremendous year to date and are on pace to set record revenues in the Company's 24 years of existence. Our reinvestment back into the Company during the previous years resulted in the revenue growth that we see today. This quarter's growth in product and services revenues continues from our T-Hexx, R&D services, contract coating and Biosearch product lines; the first three areas coming online no earlier than five years ago. The continued increase in awareness of our products and capabilities allowed us to realize sales growth in all of these areas." said Robert Y. Lee, Vice President of Finance. "Royalties, options and licensing revenues were higher this year due to stronger sales reported by our licensees. As of March 31, 2004, our open order book, for delivery during the remainder of our fiscal year, stood at approximately $1,200,000. Although some of the orders are cancelable, we do not believe that any substantial cancellations will occur. The open order book as of March 31, 2004 excludes any new orders for immediate delivery that would come up during the normal course of business."
    "The increase to our operating expenses is attributed to an increase in personnel, primarily in R&D and engineering services, both value-added services to our product offerings. These additions are part of our current investment strategy, furthering us for continued growth." added Robert Y. Lee.
    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc., Branchburg
             Robert Y. Lee, 908-722-5000